Exhibit 5
                         [Crowell & Moring Letterhead]

                                November 7, 2000

Pro Tech Communications, Inc.
3111 Industrial 25th Street
Ft. Pierce, Florida 34946


        Re:    Registration Statement on Form S-8

Gentlemen:

        We serve as outside counsel to Pro Tech Communications, Inc., a Florida corporation (the "Company"), and have acted as counsel in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 that the Company is filing today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering pursuant to the 1998 Stock Option Plan of up to 2,000,000 shares of the Company's common stock.

        With respect to the Registration Statement on Form S-8, we are of the opinion that the shares of common stock have been duly authorized by the Company, have been validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit No. 5 to the Registration Statement on Form S-8 referred to above and to the reference therein to our firm under the caption "Interests of Named Experts and Counsel."

                             Respectfully submitted,

                            /s/ Crowell & Moring LLP
                              CROWELL & MORING LLP